Exhibit G

                     AMENDMENT NO. 3 TO CUSTODIAN AGREEMENT


         This AMENDMENT NO. 3, dated the 30th day of November, 2000, is made by and between Alleghany Funds, a Delaware business trust (the "Trust") operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Bankers Trust Company ("Bankers Trust") (collectively, the "Parties").

                                WITNESSETH THAT:
         WHEREAS, the Trust and Bankers Trust have entered into an agreement dated June 1, 1997, as amended to date, wherein Bankers Trust has agreed to provide certain custody administration services to the Trust ("Custodian Agreement"); and
         WHEREAS, the Parties wish to amend the Custodian Agreement to include under its terms one additional separate series of shares identified as Alleghany/TAMRO Large Cap Value Fund and Alleghany/TAMRO Small Cap Fund;
         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree to amend Schedule "A" to the Custodian Agreement in the form attached hereto as Schedule "A".
         This Amendment shall take effect upon the date that the amendment to the registration statement of the Trust registering Alleghany/TAMRO Large Cap Value Fund and Alleghany/TAMRO Small Cap Fund becomes effective.
         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one typewritten page, together with Schedule "A", to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


Alleghany Funds                                  Bankers Trust Company


/s/Kenneth C. Anderson                            /s/ Richard Fogarty
By:  Kenneth C. Anderson                           By:  Richard Fogarty
         President                                 Title:  Vice President


/s/Gerald F. Dillenburg                             /s/ Judson K. LaLonde
Attest:  Gerald F. Dillenburg                     Attest: Judson K. LaLonde
         Vice President                         Title: Assistant Vice President


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                                   EXHIBIT "A"



To Custodian Agreement dated as of June 1, 1997, as amended to date, between Bankers Trust Company and CT&T Funds (now known as Alleghany Funds).


                               LIST OF PORTFOLIOS


The following is a list of Portfolios referred to in the first WHEREAS clause of the above-referenced Custodian Agreement.


                                  Alleghany/Montag & Caldwell Growth Fund Alleghany/Chicago Trust Growth & Income Fund Alleghany/Chicago Trust Talon Fund Alleghany/Chicago Trust Balanced Fund Alleghany/Montag & Caldwell Balanced Fund Alleghany/Chicago Trust Bond Fund Alleghany/Chicago Trust Municipal Bond Fund Alleghany/Chicago Trust Money Market Fund Alleghany/Chicago Trust SmallCap Value Fund Alleghany/Veredus Aggressive Growth Fund Alleghany/Veredus SciTech Fund Alleghany/TAMRO Large Cap Value Fund Alleghany/TAMRO Small Cap Fund




Amended: September 17, 1998
Amended: June 30, 2000
Amended: November 30, 2000